UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PRECISION CASTPARTS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 11, 2009

You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Tuesday, August 11, 2009 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The meeting will be held for the following purposes:

1.	To elect as directors the three nominees named in the attached proxy statement, each to serve a three-year term;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending March 28, 2010; and

3.	To conduct any other business that is properly raised before the meeting.

Only shareholders of record at the close of business on June 15, 2009 will be able to vote at the meeting.

Your vote is important. Please submit a proxy through the internet or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy so the Company can prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will be able to do so.

By Order of the Board of Directors,
/s/ ROGER A. COOKE
Roger A. Cooke Secretary
Portland, Oregon July 1, 2009

PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Precision Castparts Corp. (the “Company” or “PCC”) solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2009 Annual Meeting of Shareholders, which will be held on Tuesday, August 11, 2009 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. The Company intends to mail a printed copy of this proxy statement and the enclosed proxy form and voting instructions to certain shareholders of record on or about July 1, 2009. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials, which will be mailed on or about July 1, 2009.

Shareholders of record at the close of business on June 15, 2009 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Company’s outstanding voting securities on June 15, 2009 consisted of 140,196,790 shares of common stock, each of which is entitled to one vote on all matters to be presented at the meeting. The common stock does not have cumulative voting rights.

If you have properly submitted your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) for the nominees listed in Proposal 1; (b) for the approval of Proposal 2; and (c) in accordance with the recommendations of the Company’s management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly submit your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You also may revoke your proxy by notifying Roger A. Cooke, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

We Recommend a Vote “For” All Nominees

The Board of Directors presently consists of eight directors. As required by the Company’s bylaws, the Board of Directors is divided into three classes. The term of office for one of the classes expires each year. This year, the terms of Messrs. Donegan, Oechsle and Schmidt will expire and each is a nominee for reelection. If elected, the terms of each of Messrs. Donegan, Oechsle and Schmidt will expire in 2012.

The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years.

If a quorum of shares is present at the meeting, the three nominees for director who receive the greatest number of votes cast at the meeting will be elected directors. We will treat abstentions and broker nonvotes as shares present but not voting.

Name, Age, Principal Occupation and Other Directorships	Director Since	Term Expires
Nominees
Mark Donegan—52	2001	2009
Chairman and Chief Executive Officer of the Company. Mr. Donegan came to PCC from General Electric Company in 1985. He held numerous management positions with the Company before becoming Chairman. Prior to assuming his current responsibilities, Mr. Donegan was President of the Company and was elected to the position of Chairman following the Annual Meeting of Shareholders in August 2003. Mr. Donegan is also a member of the board of directors of Rockwell Collins, Inc.

Vernon E. Oechsle—66	1996	2009
Retired; until May 2001, Chairman and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes.

Rick Schmidt—59	2007	2009
Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc., a designer and manufacturer of aerostructures, since August 2005; from October 2000 until August 2005, Executive Vice President and Chief Financial Officer of Goodrich Corporation, a supplier of products and services to the commercial and general aviation airplane markets and the global defense and space markets.

Directors Whose Terms Continue

Peter R. Bridenbaugh—68	1995	2010
President of P. Bridenbaugh, Inc., an organization providing consulting services, since January 1998. From 1996 until retiring in January 1998, Executive Vice President—Automotive, Aluminum Co. of America, an integrated producer of aluminum and other products for the aerospace, automotive, building and construction, and commercial and industrial markets; from 1993 to 1996, Executive Vice President and Chief Technical Officer, Aluminum Co. of America.

Don R. Graber—65	1995	2011
President and Chief Executive Officer of Colleton Enterprises LLC, a private consulting and investment company located in Dayton, Ohio, since March 2005. From 1997 to 2004, Chairman, President and Chief Executive Officer of Huffy Corporation, a manufacturer of wheeled products; retired from Huffy in January 2004. Mr. Graber was previously President of Worldwide Household Products Group, The Black & Decker Corporation. In October 2004, Huffy Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Name, Age, Principal Occupation and Other Directorships	Director Since	Term Expires
Directors Whose Terms Continue

Gen. Lester L. Lyles (Ret.)—62	2008	2011
Independent consultant since 2003. Prior to that, Mr. Lyles served in the U.S. Air Force for over 35 years, most recently as Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation, KBR, Inc. and The Dayton Power and Light Company.

Daniel J. Murphy—60	2007	2010
Chief Executive Officer of Alliant Techsystems Inc. (“ATK”), a supplier of aerospace and defense products and ammunition, since 2003, and Chairman of ATK since April 2005; from 2002 to 2003, Group Vice President, ATK Precision Systems Group.

Steven G. Rothmeier—62	1994	2010
Chairman and Chief Executive Officer of Great Northern Capital, a private investment and merchant banking firm, since March 1993. Mr. Rothmeier is also a director of Waste Management, Inc., Great Northern Asset Management and ArvinMeritor, Inc.

Board of Directors and Committee Meetings

Under Oregon law, PCC is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During fiscal 2009, the Board held 4 regular meetings and 1 special meeting. PCC encourages but does not require members of the Board to attend the Annual Meeting. Last year, all members attended the Annual Meeting.

The Board has three standing committees. The table below shows the number of committee meetings conducted in fiscal 2009 and the directors who currently serve on these committees. The functions of the committees are described in subsequent sections.

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Mr. Bridenbaugh			X
Mr. Donegan
Mr. Graber		X	X (Chair)
Mr. Lyles	X
Mr. Oechsle	X	X
Mr. Murphy			X
Mr. Rothmeier		X (Chair)
Mr. Schmidt	X (Chair)
2009 Meetings	9	4	3

During fiscal 2009, each director attended at least 75% of the aggregate of the total number of meetings of the Board during the period for which he was a director and the total number of meetings held by all committees on which and during the period that he served.

Director Compensation

For the Company’s first, second and third quarters of fiscal 2009, non-employee directors received the following fees (prorated for three quarters) to the extent applicable to the individual director: (i) an annual cash retainer of $60,000 for board service; (ii) an annual cash retainer of $10,000 for service on the audit committee and an annual cash retainer of $5,000 for service on a committee other than the audit committee; and (iii) a $10,000 annual fee for service as chair of the audit committee and a $5,000 annual fee for service as chair of a committee other than the audit committee. On November 13, 2008, the Board approved a change to the Company’s non-employee director compensation program. The Board approved this change after reviewing data from Hewitt Associates showing that the total compensation for a member of the Board was below the average total compensation received by directors at similar companies. Under the new program, non-employee directors received the following fees for the Company’s fourth quarter of fiscal 2009 (prorated for one quarter) to the extent applicable to the individual director: (i) an annual cash retainer of $72,000 for board service; (ii) an annual cash retainer of $15,000 for service on the audit committee and an annual cash retainer of $10,000 for service on a committee other than the audit committee; and (iii) a $15,000 annual fee for service as chair of the audit committee and a $10,000 annual fee for service as chair of a committee other than the audit committee. The cash fees are payable in quarterly increments in arrears subject to deferral elections. In addition, each non-employee director who was a director immediately following the Company’s 2008 Annual Meeting received a deferred stock unit award with a value of $100,000. These awards vest ratably over three years and are payable in shares of Company common stock on cessation of Board service. As part of the new non-employee director compensation program, the value of these deferred stock unit awards will increase to $125,000 effective with the grant occurring after the 2009 Annual Meeting.

The Board believes that in order to better align the interests of individual Board members with those of the Company’s shareholders it is important for Board members to own Company common stock. Accordingly, all Board members are required to own stock, deferred stock units or other equivalents equal to three times their annual retainer within four years of joining the Board. All directors have met their stock ownership guidelines in accordance with the implementation schedule.

The Company maintains an unfunded Non-Employee Director Deferred Compensation Plan (the “NDDC”). The NDDC allows participants to elect to defer directors’ fees and credit the amounts to an account under the NDDC. There is not a minimum or maximum deferral limit. Investment results are determined by performance options selected by the participant, which in fiscal 2009 included a prime rate plus 2% option, a phantom stock fund, and certain other mutual funds and pooled investment vehicles specified in the NDDC. Participants may select performance options and change an existing selection on any business day, except for selections made with respect to the phantom stock fund. One time each calendar year, a participant who is currently serving on the Board may change his performance option selection for previously deferred compensation to select the phantom stock fund performance option. NDDC benefits are ordinarily paid pursuant to the time of payment election made by the participant prior to earning the compensation or at termination of Board service. The form of payment is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (available only with respect to the phantom stock fund performance option).

The following table shows compensation earned by the non-employee directors of the Company in fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	Total ($)
Peter R. Bridenbaugh	$69,250	$89,817	$—	$159,067
Dean T. DuCray	40,000	72,229	—	112,229
Don R. Graber	81,750	89,817	1,841	173,408
Lester L. Lyles	74,250	40,733	—	114,983
Daniel J. Murphy	69,250	79,633	666	149,549
Vernon E. Oechsle	80,500	89,817	3,881	174,198
Steven G. Rothmeier	75,500	89,817	—	165,317
Rick Schmidt	83,000	79,633	—	162,633

(1)	Represents the amount of compensation expense recognized under FAS 123R with respect to deferred stock units granted in fiscal 2009 and prior years. Compensation expense is equal to the value of the shares of common stock issuable under the deferred stock units based on the closing market price of the Company’s common stock on the grant date, and is recognized over the three-year vesting period. All remaining compensation expense with respect to deferred stock units granted to Mr. DuCray was recognized in fiscal 2009 because all outstanding but unvested deferred stock units held by him became immediately vested when Mr. DuCray retired in connection with the 2008 Annual Meeting. Immediately following the 2008 Annual Meeting on August 12, 2008, each non-employee director other than Mr. DuCray was awarded 1,033 deferred stock units with an aggregate grant date fair value of $100,000. As of March 29, 2009, non-employee directors held the following numbers of deferred stock units: each of Messrs. Bridenbaugh, Graber, Oechsle and Rothmeier, 5,643 deferred stock units; each of Messrs. Murphy and Schmidt, 1,823 deferred stock units; and Mr. Lyles, 1,033 deferred stock units. The Company formerly awarded stock options as an element of nonemployee director compensation; this was discontinued in 2004. As of March 29, 2009, non-employee directors held outstanding options for the following numbers of shares of common stock: Mr. Graber, 14,000 shares; Mr. Oechsle, 14,000 shares; Mr. Rothmeier, 18,000 shares; and each of Messrs. Bridenbaugh, Lyles, Murphy and Schmidt, no shares.
(2)	All amounts represent above-market earnings credited to the prime rate plus 2% performance option under the non-qualified deferred compensation plan accounts of the applicable directors.

Corporate Governance

PCC maintains a corporate governance page on its website that includes key information about its corporate governance initiatives, including PCC’s Corporate Governance Guidelines, its Code of Conduct and the charters for the Audit, Nominating & Corporate Governance and Compensation Committees of the Board of Directors. The corporate governance page can be found at www.precast.com, by clicking on “PCC Corporate Center” and then “Corporate Governance.” These corporate governance documents are also available in print to any shareholder who requests them. Such requests should be sent to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262.

PCC’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of PCC and its management;

•	All members of the Board committees are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management;

•	PCC has a code of conduct and a financial code of professional conduct that also apply to all of its officers; and

•

PCC’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters that are incorporated into a web-based and telephonic reporting program available to all employees.

Director Independence

No member of the Board is considered independent unless the Board of Directors affirmatively determines that the member has no material relationship with PCC or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with PCC or any of its subsidiaries). The Board of Directors has adopted director independence standards to assist it in determining the independence of its members. These standards are not available on the Company’s website. The director independence standards are consistent with the NYSE “independent director” listing standards and provide that a director will not be deemed to be “independent” if:

Currently or within the preceding three years:

1. The director was employed by PCC or any of its subsidiaries;

2. An immediate family member of the director was employed by PCC or any of its subsidiaries as an executive officer;

3. The director, or an immediate family member of the director, received during any twelve-month period more than $120,000 in direct compensation from PCC or any of its subsidiaries, other than director and committee fees and pensions or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

4. The director, or an immediate family member of the director, was a partner or employee of a firm that is PCC’s internal or external auditor and personally worked on PCC’s audit;

5. The director or an immediate family member of the director was employed as an executive officer of another company on whose compensation committee any of PCC’s current executive officers at the same time served; or

6. The director was an employee of a company that made payments to, or received payments from, PCC or any of its subsidiaries for property or services in an amount which, in any fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

Currently:

1. The director is an employee of PCC’s internal or external auditor;

2. The director or an immediate family member of the director is a partner of PCC’s internal or external auditor; or

3. An immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, PCC or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

An “immediate family member” includes a director’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in law and anyone (other than tenants or employees) who shares the director’s home.

The Board has reviewed the relationships between each of the directors and PCC and its subsidiaries and has determined that Messrs. Bridenbaugh, Graber, Lyles, Murphy, Oechsle, Rothmeier and Schmidt are independent under the NYSE corporate governance listing standards and PCC’s director independence standards and have no material relationships with PCC or its subsidiaries (other than being a director or shareholder of PCC). Mr. Donegan is not an independent director because he is an executive officer of PCC.

Meetings of the non-management directors are conducted under the direction of a non-management director who is chosen on a rotating basis in advance of each meeting. This director develops the agenda of matters he wishes the non-management directors to consider at their regularly scheduled meetings.

Shareholder Communications

Shareholders and other interested parties may communicate with the non-management directors by written inquiries sent to Precision Castparts Corp., Attention: Non-Management Directors, 4650 SW Macadam Avenue, Ste. 400, Portland, Oregon 97239-4262. PCC’s General Counsel will review these inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to the presiding non-management Board member. Shareholders and other interested parties may send communications to the Board of Directors or to specified individual directors using the same procedures.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board operates pursuant to a charter and is responsible for, among other things, recommending the size of the Board within the boundaries imposed by the Company’s bylaws, recommending selection criteria for nominees for election or appointment to the Board, conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others, recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the Annual Meeting, and reviewing and making recommendations to the Board with respect to corporate governance.

When assessing a director candidate’s qualifications, the Nominating & Corporate Governance Committee will consider, among other factors and irrespective of whether the candidate was identified by the Nominating & Corporate Governance Committee or recommended by a shareholder, an analysis of the candidate’s qualification as independent as well as the candidate’s integrity and moral responsibility, experience at the policy-making level, ability to work constructively with the Chief Executive Officer and other members of the Board, capacity to evaluate strategy, availability of and willingness to devote time to the Company, and awareness of the social, political and economic environment. From time to time the Nominating & Corporate Governance Committee uses a third-party executive search firm to identify candidates, review potentially eligible candidates and conduct background and reference checks and interviews with the candidates and others.

The Nominating & Corporate Governance Committee will consider qualified candidates for director properly submitted by a shareholder of the Company. Shareholders who wish to submit names to the Nominating & Corporate Governance Committee for consideration at the 2010 Annual Meeting of Shareholders should do so in writing between May 27, 2010 and June 21, 2010, addressed to the Nominating & Corporate Governance Committee, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, Oregon 97239-4262, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of common stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the number of shares of common stock of the Company beneficially owned by the shareholder.

Compensation Committee

The Compensation Committee of the Board operates pursuant to a charter and is responsible for, among other things, determining the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company and developing the Company’s executive compensation policies and program. The Committee may not delegate this authority. The Compensation Committee Report appears on page 18. Additional information on the Committee’s consideration and determination of executive officer compensation is provided in the Compensation Discussion and Analysis below.

Audit Committee

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm for the Company; reviewing with the independent registered public accounting firm the plan and scope of the audit and approving audit fees; monitoring the adequacy of reporting and internal controls; and meeting periodically with the internal auditor and independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

Consistent with the rules of the NYSE, all members of the Audit Committee are independent and financially literate. The Board of Directors has determined that Messrs. Oechsle and Schmidt are audit committee financial experts as defined by the Securities and Exchange Commission.

Report of the Audit Committee

The Audit Committee reports as follows:

•

The Audit Committee reviewed the Company’s audited financial statements and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited consolidated financial information with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal 2009, including a discussion of the quality, and not just the acceptability, of the accounting principles and the reasonableness of significant judgments. The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•	The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by SAS No. 61 (Communication with Audit Committees), as amended or superseded.

•

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications concerning independence. The Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2009.

The Audit Committee also has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for fiscal 2010, subject to shareholder ratification.

Rick Schmidt, Chairman

Vernon E. Oechsle

Lester L. Lyles

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s common stock as of May 1, 2009 by the Chief Executive Officer, by each person who served as Chief Financial Officer during any part of the fiscal year, by each of the other three most highly compensated executive officers, by each director and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Number of Shares Beneficially Owned (excluding shares subject to options)(1)(2)		Options Exercisable Within 60 Days	Total(3)
Peter R. Bridenbaugh	16,586		—	16,586
Kenneth D. Buck	26,412		47,750	74,162
Roger A. Cooke	60,409	(4)	108,126	168,535
Mark Donegan	226,258		402,500	628,758
Don R. Graber	16,834	(5)	14,000	30,834
Steven G. Hackett	21,331		53,750	75,081
Shawn R. Hagel	15,233		55,000	70,233
William D. Larsson	64,000		155,000	219,000
Lester L. Lyles	—		—	—
Daniel J. Murphy	1,608		—	1,608
Vernon E. Oechsle	11,803		14,000	25,803
Steven G. Rothmeier	23,803		18,000	41,803
Rick Schmidt	263		—	263
All directors and executive officers as a group (22 persons)	590,103	(6)	1,142,740	1,732,843

(1)	Includes the following number of vested deferred stock units: each of Messrs. Bridenbaugh, Graber, Oechsle and Rothmeier, 3,803; and each of Messrs. Murphy and Schmidt, 263.
(2)	Includes the following number of phantom stock units under the Non-Employee Director Deferred Compensation Plan: Mr. Bridenbaugh, 8,783; Mr. Graber, 7,022; and Mr. Murphy, 1,345.
(3)	In addition, as of May 1, 2009 the individuals listed above held phantom stock units under the Company’s Executive Deferred Compensation Plan as follows: Mr. Buck, 270; Mr. Hackett, 11,219; and Ms. Hagel, 8,248.
(4)	Includes 3,000 shares owned by children of Mr. Cooke.
(5)	Includes 4,000 shares owned by Mr. Graber’s spouse.
(6)	Includes 41,180 shares that are pledged as security for borrowings in an executive officer’s margin account.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis presents information about the compensation of the Company’s executive officers, including the executives listed in the Summary Compensation Table on page 19 (the “NEOs”). Pursuant to authority delegated by the Board of Directors, the Compensation Committee (the “Committee”) determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee also is responsible for developing the Company’s executive compensation policies and program.

The Committee directly retains the services of a consulting firm, Hewitt Associates (“Hewitt”). The Committee has retained Hewitt in this capacity since 2003. In fiscal 2009, Hewitt provided the report that is described in the “Base Salaries” section of this Compensation Discussion and Analysis. Hewitt did not make any other recommendations to the Committee in fiscal 2009 regarding the form or amount of executive compensation, although Hewitt did provide the Committee with data relevant to the changes to the Company’s non-employee director compensation program that are described above.

The Chief Executive Officer makes recommendations to the Committee regarding the compensation of all executive officers other than himself and attended each Committee meeting in fiscal 2009.

Objectives and Elements of Executive Compensation Program

The Company’s executive compensation program is designed to:

•	Attract and retain key executives who are important to the long-term success of the Company (the “Retention Objective”); and

•	Provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value (the “Performance Objective”).

In order to achieve these objectives, the Committee has selected the following elements to be included in the Company’s compensation program for executive officers:

•	Base salary

•	Annual performance-based cash bonuses

•	Stock options

•	Retirement plans, deferred compensation and perquisites

•	Change in control severance benefits

The Company’s executive compensation program implements the Retention Objective by offering base pay, incentives and benefits that are competitive with that provided to executive officers of companies with which the Company competes for executive talent.

The Company’s compensation program for executive officers implements the Performance Objective by rewarding executive officers for the achievement of the Company’s annual performance targets and the realization of long-term increases in the price of the Company’s stock.

Please see the sections below for more information about the Company’s implementation of the Retention and Performance Objectives.

Base Salaries, Annual Performance-Based Cash Bonuses and Stock Options

Base Salaries. The Committee sets for each of the Company’s executive officers a base salary that is normally between the 50th and 75th percentiles of the base salaries established for similarly situated executive officers of general industry companies of approximately the Company’s revenue size. The Committee establishes base salaries for executive officers each February that are effective as of January 1. Ms. Hagel received a mid-year salary increase from $325,000 to $450,000 in August 2008 in connection with her promotion to Chief Financial Officer. Her salary was set approximately $90,000 below the 50th percentile for her position at the Survey Companies (as discussed below) to allow for future recognition as she develops in her position. Mr. Buck also received a mid-year salary increase from $425,000 to $500,000 in August 2008 when he added responsibility for the Wyman-Gordon operating unit to his existing responsibility for the PCC Airfoils operating unit. This increased Mr. Buck’s salary to the 50th percentile of the Survey Companies for an executive overseeing operations of the size of his expanded responsibilities.

The Committee identifies a 50th to 75th percentile base salary range for each executive officer based upon an annual report provided by Hewitt with prior year salary data trended forward at a 3% rate. The most recent report provided by Hewitt interpreted survey data from 89 general industry companies in Hewitt’s database with annual revenues between $4 billion and $12 billion. The companies in this annual survey are referred to in this Compensation Discussion and Analysis as the “Survey Companies” and are listed in Exhibit A to this Proxy Statement. The Company’s fiscal 2009 revenue was approximately $7 billion. For each Company executive officer who is an operating unit President at the time base salaries are established, including Messrs. Buck and Hackett, the market survey data was regressed based on projected sales to adjust for the size of the applicable Company operating unit. The Committee set the calendar 2009 base salary for the Chief Executive Officer following the Committee’s review of Mr. Donegan’s performance and the compensation information from the Survey Companies. In view of the Company’s recent performance and the effectiveness of Mr. Donegan’s continuing leadership, the Committee established a base salary for Mr. Donegan for calendar 2009 that represented an 8% increase above his prior base salary and was above the 75th percentile of the Survey Companies. For Ms. Hagel, the Committee established, based on Mr. Donegan’s recommendation, a base salary for calendar 2009 of $500,000. Although this represented an 11% increase over the salary established for Ms. Hagel upon her promotion in August 2008, this change still located her salary approximately $40,000 below the 50th percentile of the Survey Companies so as to allow for further progression as she gains experience in her position. For Messrs. Buck, Cooke and Hackett, the Committee established, based on Mr. Donegan’s recommendation, base salaries for calendar 2009 that were approximately 4% higher than their prior base salaries, which was in line with standard merit increases provided to other executive officers and not principally based on survey data.

Performance-Based Cash Bonuses. The Company utilizes annual performance-based cash bonuses to motivate and reward executive officers for the achievement of Company or operating unit annual performance targets. The performance criteria applicable to each NEO differ based on the portion of the Company’s operations for which the NEO is responsible. Target bonus levels as a percentage of fiscal year-end base salary are pre-determined based on NEOs’ positions with the Company, and these position-based target bonus percentages have not been changed in several years. No bonus is payable under any of the Company’s bonus plans if the performance result is less than 80% of targeted performance, and bonus results are not subject to a maximum level of performance. All performance criteria under the Company’s bonus plans are adjusted to eliminate the effects of unplanned acquisitions, accounting changes, the difference between planned and actual currency exchange rates, and restructuring and asset impairment charges (referred to below as the “Standard Adjustments”). The Company’s bonus programs also allow the Chief Executive Officer to recommend, and the Committee to award, additional discretionary bonuses to employees, including executive officers, based on outstanding individual performance. Discretionary bonuses, if any, are awarded at the May Committee meeting following the end of the applicable fiscal year. Additional information regarding the 2009 bonus plans applicable to the NEOs is presented below.

Mark Donegan, Shawn Hagel and Roger Cooke. The performance criteria from the Corporate bonus plan are applicable to Mr. Donegan, Ms. Hagel and Mr. Cooke, who are the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, respectively. The target bonus payouts for fiscal 2009 as a percentage of fiscal year-end salary were 100% for Mr. Donegan, 65% for Ms. Hagel and 75% for Mr. Cooke. Beginning in fiscal 2010 the target bonus payout for Ms. Hagel is 90% of base salary. Ms. Hagel’s target bonus payout for fiscal 2009 was 65% of base salary because that is the target bonus level for the position, Vice President and Corporate Controller, that she held at the start of the fiscal year prior to her promotion in August 2008 to the position of Chief Financial Officer.

The threshold bonus payout for each of Mr. Donegan, Ms. Hagel and Mr. Cooke, which is payable upon achievement of 80% of targeted Corporate performance, was 30% of the target bonus payout. The bonuses were based on achievement with respect to two performance criteria for the Company as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 30% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Performance for Below- or Above- Target Payout Levels
Adjusted Earnings per Share*	75%	$6.02*	$7.52*	95% of targeted performance results in 90% bonus payout and 105% of targeted performance results in 110% bonus payout; each additional percentage point below 95% or over 105% of target results in a 4 percentage point decrease or increase in bonus payout
Return on Net Assets**	25%	45.9%	57.4%

*	Net income per share (diluted) after application of the Standard Adjustments.
**	Return on Net Assets equals (i) net income as adjusted to eliminate LIFO expense/benefit, amortization of intangibles, interest expense and minority interest, and to apply the Standard Adjustments, divided by (ii) the average of net assets employed at the beginning and end of the fiscal year, with net assets as of any date being equal to total assets less cash and marketable securities, LIFO reserve, goodwill, intangibles and non-interest-bearing liabilities, as adjusted by the Standard Adjustments and excluding changes in pension assets and liabilities that are reflected in other comprehensive income or loss.

In fiscal 2009 the Company achieved adjusted earnings per share of $7.24 and a return on net assets of 52.3%, in each case as calculated under the bonus plan including application of the Standard Adjustments. This performance resulted in Mr. Donegan, Ms. Hagel and Mr. Cooke receiving actual bonuses for fiscal 2009 equal to approximately 88.1% of their target bonuses.

The Committee also awarded Mr. Donegan a discretionary bonus of $500,000. The Committee took this action to recognize Mr. Donegan’s leadership in guiding the Company in fiscal 2009 to record levels of sales, operating income, net income from continuing operations, and earnings per share despite a very challenging environment, including the impacts of the current global recession, weakening foreign currency versus the U.S. dollar, lower average material prices, and a strike by a major aerospace customer.

Ms. Hagel received a discretionary bonus of $110,125 to reflect the significant increases in her job responsibilities upon her mid-year promotion to Chief Financial Officer and during the transition period prior to that promotion. Mr. Cooke also received a discretionary bonus of $20,924 for outstanding individual performance.

William Larsson. Mr. Larsson was the Company’s Chief Financial Officer until August 2008 and he retired from the Company on December 31, 2008. Pursuant to an agreement between the Company and Mr. Larsson, on

December 31, 2008 the Company paid Mr. Larsson a prorated bonus for three-quarters of fiscal 2009 in the amount of $367,875, which equaled three-fourths of Mr. Larsson’s target bonus of 90% of base salary.

Kenneth Buck. Mr. Buck was responsible for the PCC Airfoils operating unit during all of fiscal 2009, and beginning July 25, 2008 he was also responsible for the Wyman-Gordon operating unit. Mr. Buck’s fiscal 2009 bonus was based entirely on achievement with respect to performance criteria for the PCC Airfoils operating unit. The target bonus payout for fiscal 2009 for Mr. Buck was 90% of base salary, disregarding the increase in base salary that Mr. Buck received upon taking responsibility for the Wyman-Gordon operating unit. Under the PCC Airfoils bonus plan, (i) a bonus of 150% of target bonus is payable at 100% of planned performance, (ii) the threshold bonus payout (payable at 80% of planned performance) is 130% of target bonus, and (iii) the bonus payout increases by 1 percentage point for each incremental percentage point above planned performance. Bonuses under the PCC Airfoils bonus plan for fiscal 2009 were computed by reference to (i) adjusted operating income, which equals operating income before bonus expense and LIFO expense/benefit, and after application of the Standard Adjustments (weighted 60%); (ii) cash flow (weighted 20%), which equals (A) adjusted operating income plus depreciation and amortization, (B) plus or minus changes in receivables, inventories, prepaid expenses, other assets, accounts payable, accrued liabilities and other liabilities, (C) minus capital expenditures; and (iii) operating working capital percentage (weighted 20%), which equals (A) trade accounts receivable plus FIFO inventories less accounts payable and customer deposits as of each quarter-end, divided by (B) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters.

The target performance levels under these performance criteria are set equal to the objectives for the PCC Airfoils operating unit in the Company’s internal business plan, which the Company believes represent growth rates that are more aggressive than the growth rates in Airfoils’ industry. PCC Airfoils is one of three operating units that make up the Company’s Investment Cast Products reportable segment. Specific results and objectives of the Company’s operations at levels below the reportable segment level are highly confidential and the Company does not publicly disclose such results or objectives. The target bonus payout under the PCC Airfoils bonus plan was met or exceeded in each of the past 5 years.

In fiscal 2009 the PCC Airfoils operating unit achieved 100.3% of its operating income target, 133.1% of its cash flow target, and 102.1% of its target for operating working capital percentage, in each case as calculated under the bonus plan including application of the Standard Adjustments. This performance resulted in Mr. Buck earning an actual bonus for fiscal 2009 equal to 156.6% of his target bonus prior to application of the HCP Program as discussed below.

Mr. Buck was also subject to the Company’s Incentive Compensation Program (the “HCP Program”) for Human Capital Planning Performance (“HCP”). The purpose of the HCP Program is to reward the development, addition, retention and sharing of high potential employees among the Company’s manufacturing plants. The HCP Program functioned in fiscal 2009 by adding up to 5 percentage points to or subtracting up to 5 percentage points from the bonus award otherwise payable to a participant under the applicable Company executive incentive plan. Based on the HCP performance of the PCC Airfoils operating unit in fiscal 2009, the percentage of target bonus earned by Mr. Buck was increased by 3 percentage points.

In total, the performance of the PCC Airfoils operating unit in fiscal 2009 under the measures described above resulted in Mr. Buck receiving an actual bonus for fiscal 2009 equal to 159.6% of his target bonus.

Steven Hackett. Mr. Hackett was responsible for the Fastener Products segment until January 12, 2009, when he began the transition from his position of President—Fastener Products Group. Mr. Hackett continues to serve as an Executive Vice President of the Company. The target bonus payout for fiscal 2009 for Mr. Hackett was 90% of base salary, and the threshold bonus payout (payable at 80% of targeted performance) was 60% of his target bonus payout. His bonus was based on achievement with respect to three performance criteria for the Fastener Products segment as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 60% Threshold Bonus Payout (excluding Target Achievement Supplement from target bonus payout)	Performance for 100% Target Bonus Payout	Performance for Above- Target Payout Levels
Adjusted Operating Income*	50%	$381.8 million	$477.3 million	2 percentage point increase in bonus payout for each incremental percentage point above targeted performance
Return on Net Assets**	20%	79.5%	99.4%
Operating Working Capital Percentage***	30%	21.0%	17.5%

*	Adjusted operating income equals operating income before bonus expense and LIFO expense/benefit, and after application of the Standard Adjustments.
**	Return on net assets equals adjusted operating income (as defined above) divided by the average of net assets employed as of each quarter-end, with net assets equaling total assets less cash, LIFO reserve, goodwill and non-interest bearing liabilities, as adjusted by the Standard Adjustments.
***	Operating working capital percentage equals (i) trade accounts receivable plus FIFO inventories less accounts payable and customer deposits as of each quarter-end, divided by (ii) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters.

In fiscal 2009 the Fastener Products segment achieved adjusted operating income of $488.1 million, a return on net assets of 108.3% and an operating working capital percentage of 17.6%, in each case as calculated under the bonus plan including application of the Standard Adjustments. This performance resulted in Mr. Hackett earning an actual bonus for fiscal 2009 equal to 105.4% of his target bonus prior to application of the Target Achievement Supplement and HCP Program as discussed below.

The fiscal 2009 performance goals for the Fastener Products segment proposed by segment management were considered by the Chief Executive Officer to be very aggressive. As a result, the bonus payout for all participants in the Fastener Products bonus plan, including Mr. Hackett, at 100% of targeted performance included an incremental amount as follows to provide additional reward for achieving these goals (the “Target Achievement Supplement”): the percentage of target bonus payable would be increased by 10 percentage points if the Fastener Products segment achieved the Operating Income goal, the percentage of target bonus payable would be increased by 4 percentage points if the Fastener Products segment achieved the Return on Net Assets goal, and the percentage of target bonus payable would be increased by 6 percentage points if the Fastener Products segment achieved the Operating Working Capital Percentage goal. The Fastener Products segment surpassed the Operating Income and Return on Net Assets goals in fiscal 2009, and as a result the percentage of target bonus earned by Mr. Hackett was increased by 14 percentage points.

Mr. Hackett was also subject to the HCP Program as described above. Based on the HCP performance of the Fastener Products segment in fiscal 2009, the percentage of target bonus earned by Mr. Hackett was increased by 2.8 percentage points.

In total, the performance of the Fastener Products segment in fiscal 2009 under the measures described above resulted in Mr. Hackett receiving an actual bonus for fiscal 2009 equal to 122.2% of his target bonus. Mr. Hackett also received a discretionary bonus of $105,900 for outstanding individual performance.

Stock Options. The Committee has selected stock options as the Company’s only form of long-term incentive compensation for two reasons: stock options strongly and directly align the interests of the Company’s executive officers with those of the Company’s shareholders because options only have realizable value if the price of the Company’s stock increases after the options are granted, and the Committee believes that options are the best mechanism for optimizing executive officers’ long-term performance incentives given the cyclical nature of the Company’s industry. All stock option grants vest in equal annual installments over a four-year period contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances as discussed under the Potential Payments upon Termination or Change in Control section beginning on page 28. The exercise price of all stock options is the closing market price of the Company’s common stock on the date of grant.

Option awards for executive officers other than new hires or in connection with significant promotions are made only once per year and always on the day of the November meeting of the Board of Directors. The Chief Executive Officer recommended to the Committee the size of the stock option award to be granted to each executive officer other than himself in November 2008. As a reference in making his recommendations, he considered a comparison of each executive officer’s target cash compensation (base salary in effect at the time and resulting target performance-based cash bonus) to the total compensation (base salary, target cash bonus and Black-Scholes value of long-term incentive awards) reported by Hewitt as the 50th and 75th percentiles for similarly situated executive officers at the Survey Companies. This comparison established the Black-Scholes value of the stock option award that would need to be granted to each executive officer in order for his or her combined base salary, target bonus and option grant value to be in the 50th to 75th percentile range. In other words, stock option awards were the compensation element generally used, after taking into account the previously established base salary and target cash bonus, to adjust and locate an executive officer’s total compensation at the level (relative to the compensation information from the Survey Companies) the Chief Executive Officer and the Committee deemed appropriate based on the Chief Executive Officer’s determination of whether the officer was meeting his performance expectations for that officer. This analysis and the Committee’s actions were based on an assumed Black-Scholes value of $23.67 per share (the “Assumed Value”), which was based on the price of the Company’s common stock at the time of the report provided by Hewitt in advance of the November Board meeting. The actual Black-Scholes values under FAS 123R of the options granted in fiscal 2009 are listed in footnote 3 to the Grants of Plan-Based Awards Table on page 21. Based on the Assumed Value, the options granted to Messrs. Donegan and Cooke and Ms. Hagel positioned their total compensation slightly below the 75th percentile of the comparable total compensation for similarly situated executive officers at the Survey Companies. Also based on the Assumed Value, the options granted to Messrs. Buck and Hackett positioned their total compensation above the 75th percentile for their positions. Messrs. Buck and Hackett have or had direct responsibility for the operating performance of several of the Company’s operating units, and their total compensation was located at these higher levels to reflect the performance of those operating units and the important role of the Company’s operating units in driving the Company’s future success. Consistent with the terms of the Company’s agreement with Mr. Larsson described below and based on the Assumed Value, the option granted to Mr. Larsson positioned his total compensation slightly above the 50th percentile of the comparable total compensation for chief financial officers at the Survey Companies.

Retirement Plans, Deferred Compensation and Perquisites

Consistent with the Retention Objective, the Company’s standard benefit package for executive officers includes ERISA-qualified retirement benefits, nonqualified supplemental retirement benefits, compensation deferral opportunities and perquisites that the Committee believes are reasonable and competitive with benefits provided to executive officers of companies with which the Company competes for executive talent.

The Company sponsors various retirement pension plans covering substantially all employees, including all of the Company’s executive officers. Supplemental retirement benefits are provided to each executive officer of the Company under supplemental executive retirement plans. For details regarding the determination and payment of benefits under the applicable retirement pension plans and supplemental executive retirement plans and the present value of accumulated benefits for each NEO, please see the Pension Benefits section beginning on page 24.

The Company maintains tax qualified retirement savings plans (each a “401(k) Plan”) under which all U.S.-based employees, including the NEOs, are able to make pre-tax contributions from their cash compensation, subject to limitations imposed by the Internal Revenue Code. The Company makes specified matching or other contributions for substantially all participants each year. The size of these Company contributions varies depending on the applicable 401(k) Plan. Any Company contributions for the benefit of the NEOs are included under the “All Other Compensation” column in the Summary Compensation Table on page 19.

To further assist its executive officers in saving for retirement, the Company makes available the PCC Executive Deferred Compensation Plan to allow executive officers to voluntarily defer the receipt of salary and earned cash bonuses. In fiscal 2009 deferred amounts could be invested into a variety of notional accounts that mirror the gains or losses of several different investment funds similar to those available through the 401(k) Plans, as well as a Company phantom stock account and an interest-bearing account. Please see the Nonqualified Deferred Compensation section on page 27 for details about the deferred compensation plan and accumulated balances for each NEO.

In fiscal 2009, the Company provided perquisites to the NEOs and selected other executive officers. Total perquisite costs for the NEOs for fiscal 2009 are included under the “All Other Compensation” column in the Summary Compensation Table on page 19.

Change in Control Severance Benefits

In furtherance of the Retention Objective, the Company provides change in control severance protection to its executive officers. The specific terms of the Company’s change in control severance agreements and the potential benefits payable upon specified terminations following a change in control are discussed in the Potential Payments upon Termination or Change in Control section beginning on page 28. These benefits are designed to provide executive officers with a strong incentive to remain with the Company if the Company engages in, or is threatened with, a change in control transaction, and to maintain an executive compensation program that is competitive with companies with which the Company competes for executive talent. The substantive terms of the Company’s change in control severance benefits were established in 2001 and have not been reevaluated since that year, although in December 2008 certain technical compliance-related changes were made to the change in control severance agreements.

Agreement with William D. Larsson

On May 22, 2008, the Company entered into an agreement with William D. Larsson relating to Mr. Larsson’s expected retirement from the Company on December 31, 2008. This agreement was amended on November 13, 2008. Mr. Larsson was approximately 63 and one-half years old on December 31, 2008 and served as the Company’s principal financial officer until August 2008. The Company agreed to: (i) pay Mr. Larsson an additional supplemental retirement benefit of $3,000 per month; (ii) grant Mr. Larsson stock options in November 2008 as part of the Company’s annual option grant program with provisions specific to Mr. Larsson’s expected retirement, and modify the award agreements for Mr. Larsson’s 2004, 2005 and 2006 stock option grants to contain similar provisions; and (iii) pay Mr. Larsson, on or before December 31, 2008, a prorated bonus for three-quarters of fiscal 2009.

Under the agreement, Mr. Larsson has agreed not to compete (including by serving on a board of directors) with any of the Company’s current businesses for five years following the end of his employment with the Company.

Other Important Policies Regarding Executive Officer Compensation

The following components of the Company’s compensation program for executive officers are designed to further implement the Performance Objective:

Stock Ownership Guidelines. The Company requires that all executive officers comply with specified stock ownership guidelines. Under these guidelines, executive officers are required to own a number of shares of the Company’s common stock (or units in the Company phantom stock account under the Executive Deferred Compensation Plan) ranging from 10,000 to 100,000 shares, with the number increasing in accordance with the executive officer’s responsibilities within the Company. Executive officers are given an implementation schedule to achieve the required ownership levels. All executive officers have met their stock ownership guidelines in accordance with the implementation schedule.

No Employment Agreements. The Company’s executive officers do not have employment agreements and serve at the will of the Board of Directors and the Chief Executive Officer.

Clawback Policy. Each of the Company’s bonus programs provides that any employee who knowingly falsifies any financial or other certification, knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others, will not earn a bonus for the applicable year and may also face legal action by the Company to recover any bonus improperly received.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction to $1 million per person for compensation paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to this limit on deductibility. The Committee considers the impact of Section 162(m) when developing and implementing the Company’s executive compensation program. To this end, for fiscal 2009 the annual performance-based cash bonuses and stock options described above were designed to meet the deductibility requirements. Accordingly, there should be no limit on the deductibility of compensation in 2009 other than the portion of Mr. Donegan’s base salary, discretionary bonus and perquisites that is in excess of $1 million.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2009 and the Company’s proxy statement for the 2009 Annual Meeting.

Steven G. Rothmeier, Chairman

Don R. Graber

Vernon E. Oechsle

Summary Compensation Table

The following table shows fiscal year 2009 compensation earned by the Chief Executive Officer, each person who served as Chief Financial Officer during any part of the fiscal year, and the three other most highly compensated executive officers who were serving as executive officers of the Company on March 29, 2009 (the “NEOs”). In August 2008, William Larsson left the office of Chief Financial Officer and Shawn Hagel was promoted to fill that position.

Fiscal year 2007 and 2008 compensation is presented for executives who were NEOs in those years (Messrs. Donegan, Larsson, Hackett and Cooke). In accordance with SEC rules, fiscal year 2007 and 2008 compensation is not presented for Ms. Hagel or Mr. Buck because they were not NEOs in those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark Donegan	2009	$1,275,000	$500,000	$4,347,558	$1,189,350	$63,830	$41,264	$7,417,002
Chairman and Chief Executive Officer	2008 2007	1,175,000 1,075,000	— —	3,988,290 3,410,771	1,833,750 2,950,900	2,109,443 877,412	53,177 14,416	9,159,660 8,328,499

Shawn R. Hagel	2009	420,833	110,125	626,631	286,375	18,190	13,891	1,476,045
Senior Vice President and Chief Financial Officer

Steven G. Hackett	2009	490,750	118,626	1,285,725	542,673	157,371	19,959	2,615,104
Executive Vice President	2008 2007	459,000 412,500	87,480 —	926,441 601,488	570,370 692,500	771,874 334,883	17,985 14,859	2,833,150 2,056,230

Kenneth D. Buck	2009	478,012	11,613	808,662	606,205	127,707	37,344	2,069,543
Executive Vice President and President—PCC Airfoils and Forged Products

Roger A. Cooke	2009	460,000	20,924	854,970	313,951	224,469	39,682	1,913,996
Senior Vice President, General Counsel and Secretary	2008 2007	425,000 392,500	— —	651,324 490,827	500,500 798,875	533,917 221,383	54,387 50,816	2,165,128 1,954,401

William D. Larsson	2009	408,750	367,875	4,858,808	—	1,946,337	93,519	7,675,289
Former Senior Vice President and Chief Financial Officer	2008 2007	518,750 480,000	15,000 —	1,289,383 653,414	719,400 1,177,590	1,781,847 632,845	87,784 43,468	4,412,164 2,987,317

(1)	Annual performance-based cash bonuses earned by the NEOs are reported in the Non-Equity Incentive Plan Compensation column, except that the following amounts for fiscal 2009 are reported in the Bonus column (i) the discretionary bonuses paid to Ms. Hagel and Messrs. Donegan, Hackett and Cooke and (ii) the amounts paid to Messrs. Hackett and Buck under the Company’s Incentive Compensation Program for Human Capital Planning Performance. See “Compensation Discussion and Analysis.”
(2)	Represents the amount of compensation expense recognized under FAS 123R with respect to options granted in fiscal 2009 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model and, except as described in the next two sentences, is recognized ratably over the four-year vesting period. The compensation expense pertaining to Mr. Larsson’s November 2007 and November 2008 option awards was recognized ratably over the period ending December 31, 2008. Also, the compensation expense for Mr. Larsson includes $1,693,105 recognized in fiscal 2009 pertaining to modifications to Mr. Larsson’s 2004, 2005 and 2006 option awards. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 29, 2009.

(3)	The amounts included in fiscal 2009 as (i) changes in the actuarial present value of accumulated benefits under defined benefit pension plans (annualized, except for Mr. Larsson, to a 12-month period based on the changes in actuarial present value over the 15-month period between the Company’s last two pension measurement dates) or (ii) above-market earnings credited to interest-bearing performance options under non-qualified deferred compensation plan accounts were as follows:

NEO	Change in accumulated benefits under defined benefit pension plans	Above-market earnings
Mark Donegan	$63,830	$—
Shawn R. Hagel	$18,190	$—
Steven G. Hackett	$139,396	$17,975
Kenneth D. Buck	$124,399	$3,308
Roger A. Cooke	$200,649	$23,820
William D. Larsson	$1,916,901	$29,436

(4)	For Mr. Donegan, amounts in fiscal 2009 include (a) the cost of Company-paid disability and term life insurance premiums, (b) the cost of Company-paid financial and tax return preparation services, (c) reimbursement of club dues, and (d) payment or reimbursement of automobile lease and operating expenses. Mr. Donegan also may make limited personal use of Company aircraft and he reimburses the full incremental cost to the Company of any such use. For Ms. Hagel, amounts include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) payment or reimbursement of automobile lease and operating expenses. For Mr. Hackett, amounts in fiscal 2009 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) payment or reimbursement of automobile lease and operating expenses. For Mr. Buck, amounts include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, (d) reimbursement of club dues, and (e) payment or reimbursement of automobile lease and operating expenses. For Mr. Cooke, amounts in fiscal 2009 include (a) $5,388 for payment of Medicare taxes related to a supplemental executive retirement plan and income taxes related to the Company’s payment of those Medicare taxes, (b) the cost of Company-paid disability and term life insurance premiums, (c) Company matching contributions under 401(k) plans, (d) the cost of Company-paid financial and tax return preparation services, (e) reimbursement of club dues, and (f) payment or reimbursement of automobile lease and operating expenses. For Mr. Larsson, amounts in fiscal 2009 include (a) $54,296 for payment of Medicare taxes related to a supplemental executive retirement plan and income taxes related to the Company’s payment of those Medicare taxes, (b) the cost of Company-paid disability and term life insurance premiums, (c) Company matching contributions under 401(k) plans, (d) the cost of Company-paid financial and tax return preparation services, (e) reimbursement of club dues, and (f) payment or reimbursement of automobile lease and operating expenses.

Grants of Plan-Based Awards in Fiscal 2009

The following table contains information concerning the fiscal 2009 bonus opportunities for the NEOs and the stock options granted to the NEOs in fiscal 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Mark Donegan
Non-equity incentive		$405,000	$1,350,000	—
Option	11/13/08				250,000	$57.77	$3,924,750

Shawn R. Hagel
Non-equity incentive		$97,500	$325,000	—
Option	11/13/08				75,000	$57.77	$1,463,873

Steven G. Hackett
Non-equity incentive		$272,700	$545,400	—
Option	11/13/08				60,000	$57.77	$1,171,098

Kenneth D. Buck
Non-equity incentive		$501,930	$579,150	—
Option	11/13/08				70,000	$57.77	$1,366,281

Roger A. Cooke
Non-equity incentive		$106,875	$356,250	—
Option	11/13/08				50,000	$57.77	$975,915

William D. Larsson
Non-equity incentive		—	—	—
Option	11/13/08				50,000	$57.77	$975,915
Option Modifications(4)							1,693,105

(1)	Represents bonus awards for fiscal 2009 and estimated threshold and target bonus payouts. There is no maximum level of performance for awards under the Company’s bonus programs. The actual amount earned by each NEO for fiscal 2009 is set forth in the Summary Compensation Table. The target bonus payout for Mr. Hackett reflects that in fiscal 2009, 100% of planned performance under the Fastener Products bonus plan would result in a bonus payout of 120% of target bonus. The target bonus payout for Mr. Buck reflects that under the PCC Airfoils bonus plan in fiscal 2009, 100% of planned performance would result in a bonus payout of 150% of target bonus and 80% of planned performance would result in a bonus payout of 130% of target bonus. See “Compensation Discussion and Analysis” for a discussion of the terms of these awards.
(2)	Represents stock option grants made under the Company’s 2001 Stock Incentive Plan. The exercise price of all options is equal to the closing market price of the Company’s common stock on the grant date. The options vest 25% per year, beginning one year after the date of grant, based on continued employment, except that 100% of the option granted to Mr. Larsson vested on his retirement on December 31, 2008. Vesting may also be accelerated in certain circumstances as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.
(3)

Represents the grant date fair value of options granted in fiscal 2009 based on a value of $19.52 per share, in the case of Messrs. Larsson, Hackett, Buck and Cooke and Ms. Hagel, and a value of $15.70 per share, in the case of Mr. Donegan, in each case calculated using the Black-Scholes option pricing model. These are the same values for the options used under FAS 123R. For purposes of FAS 123R, the expected term for Mr. Donegan’s options is 2.7 years and for other officers’ options is 4.2 years. Other assumptions made in determining these values are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 29, 2009.

(4)	Represents the incremental fair value, as calculated by the Company under FAS 123R, of Mr. Larsson’s stock options granted in 2004, 2005 and 2006 associated with the modifications in May and November 2008.

Outstanding Equity Awards at March 29, 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark Donegan	200,000		—		$31.75	11/16/2014
	65,000		65,000	(1)	$47.84	11/15/2015
	100,000		100,000	(2)	$70.79	11/14/2016
	37,500		112,500	(3)	$140.74	11/14/2017
	—		250,000	(4)	$57.77	11/13/2018
Shawn R. Hagel	25,000		—		$31.75	11/16/2014
	15,000		5,000	(1)	$47.84	11/15/2015
	10,000		10,000	(2)	$70.79	11/14/2016
	5,000		15,000	(3)	$140.74	11/14/2017
	—		75,000	(4)	$57.77	11/13/2018
Steven G. Hackett	20,000		—		$31.75	11/16/2014
	11,250		11,250	(1)	$47.84	11/15/2015
	10,000		20,000	(2)	$70.79	11/14/2016
	12,500		37,500	(3)	$140.74	11/14/2017
	—		60,000	(4)	$57.77	11/13/2018
Kenneth D. Buck	5,000		—		$31.75	11/13/2014
	25,000		12,500	(1)	$47.84	11/11/2015
	11,500		11,500	(2)	$70.79	11/16/2016
	6,250		18,750	(3)	$140.74	11/15/2017
	—		70,000	(4)	$57.77	11/14/2018
Roger A. Cooke	32,960		—		$12.07	11/13/2011
	13,666		—		$20.00	11/11/2013
	22,000		—		$31.75	11/16/2014
	17,000		8,500	(1)	$47.84	11/15/2015
	15,000		15,000	(2)	$70.79	11/14/2016
	7,500		22,500	(3)	$140.74	11/14/2017
	—		50,000	(4)	$57.77	11/13/2018
William D. Larsson	16,000		—		$31.75	11/16/2014
	25,000	(5)	—		$47.84	11/15/2015
	30,000	(5)	—		$70.79	11/14/2016
	34,000	(5)	—		$140.74	11/14/2017
	50,000	(5)	—		$57.77	11/13/2018

(1)	Vest 100% on November 15, 2009.
(2)	Vest 50% on November 14, 2009 and 50% on November 14, 2010.
(3)	Vest one-third on November 14, 2009, one-third on November 14, 2010 and one-third on November 14, 2011.
(4)	Vest 25% on November 13, 2009, 25% on November 13, 2010, 25% on November 13, 2011 and 25% on November 13, 2012.
(5)	Options for 12,500 shares granted in 2005, 20,000 shares granted in 2006, 25,500 shares granted in 2007, and 50,000 shares granted in 2008 vested upon Mr. Larsson’s retirement on December 31, 2008.

Option Exercises in Fiscal 2009

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark Donegan	165,000	$15,383,755
Shawn R. Hagel	—	$—
Steven G. Hackett	—	$—
Kenneth D. Buck	17,500	$1,832,130
Roger A. Cooke	—	$—
William D. Larsson	—	$—

Pension Benefits as of March 29, 2009

The Precision Castparts Corp. Retirement Plan (the “PCC RP”) is the Company’s qualified pension plan in which all of the NEOs participate. Mr. Donegan served as President of Wyman-Gordon Company for 20 months after the Company acquired it in 1999 and therefore has accrued a benefit under its qualified pension plan, the Wyman-Gordon Company Retirement Income Plan (the “WG RP”).

All of the NEOs other than Mr. Larsson participate in the Company’s Supplemental Executive Retirement Program—Level One Plan—Ongoing (the “SERP”). Mr. Larsson participates in the Company’s Frozen Supplemental Executive Retirement Program (the “Frozen SERP”), which provides benefits similar to the SERP but with the vested benefit as of December 31, 2004 not being subject to certain restrictions of Section 409A of the Internal Revenue Code. Mr. Larsson also receives an additional supplemental retirement income benefit of $3,000 per month, which commenced upon his retirement on December 31, 2008, with any payments due in the first six months after retirement being accumulated and paid (with interest at 6 percent) at the end of such period (the “SRIB”).

The following table provides information regarding accumulated benefits under the Company’s various pension plans as of March 29, 2009:

Name	Age	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Fiscal 2009 ($)
Mark Donegan	52	SERP PCC RP WG RP	23.6667 22.0000 1.6667	$9,009,301 287,561 21,162	$	— — —
Shawn R. Hagel	43	SERP PCC RP	13.3333 13.3333	57,094 94,612		— —
Steven G. Hackett	51	SERP PCC RP	18.0833 14.2496	2,033,314 167,696		— —
Kenneth D. Buck	49	SERP PCC RP	11.4167 11.4167	813,071 110,882		— —
Roger A. Cooke	60	SERP PCC RP	9.0000 9.0000	2,314,324 212,516		— —
William D. Larsson	63	Frozen SERP PCC RP SRIB	28.6667 28.6010 —	8,611,114 866,465 447,671		85,260 17,349 —

(1)

Reflects an additional three years and five months of service credit under the SERP for Mr. Hackett. This was granted to Mr. Hackett in February 2007 and gives him credit for a break in his employment with the

Company in the mid-1990s, resulting in uninterrupted service credit under the SERP from his original hire date in March 1991. The present value of Mr. Hackett’s accumulated benefit under the SERP as of March 29, 2009 is higher by $455,127 than it would have been without this additional service credit.

(2)	For the PCC RP, the SERP and the Frozen SERP, the Present Value of Accumulated Benefit in the above table represents the actuarial present value as of March 29, 2009 of the NEO’s pension benefit calculated based on years of service and final average pay as of that date but assuming retirement at the earliest age at which benefits are unreduced (age 64 for Mr. Donegan under the WG RP and age 65 under all other plans). For the SRIB, the Present Value of Accumulated Benefit in the above table represents the actuarial present value as of March 29, 2009 of the monthly payments due under the SRIB. The actuarial present values were calculated using a discount rate of 7.25% and the RP2000 Combined Healthy Mortality Table, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended March 29, 2009.

Qualified Pension Plans

The Company and certain of its subsidiaries maintain tax-qualified defined benefit retirement plans (the “Pension Plans”) to provide an income replacement mechanism for retirees. The NEOs participate in the Pension Plans on the same terms as all other participating employees. In general, eligible employees in participating entities participate in the Pension Plans after completing one year of service, and benefits become 100% vested after five years of service. The PCC RP and the WG RP are typical pension plans that provide a monthly benefit following retirement based on years of service and final average pay. Final average pay for purposes of calculating benefits under the PCC RP and the WG RP generally consists of a participant’s highest average base salary for any 60 consecutive months of employment with the Company or any of its subsidiaries, with a limited amount of bonus also included under the WG RP. However, for fiscal 2009 the Internal Revenue Code limited the amount of annual pay considered for purposes of calculating benefits under the Pension Plans to $230,000.

Under the PCC RP, a normal retirement benefit is payable upon retirement at age 65 and is equal to the participant’s years of service (up to 35) multiplied by the sum of (a) 1.2% of the participant’s final average pay, plus (b) 0.6% of the excess of the participant’s final average pay over an amount referred to as Social Security covered compensation, which generally consists of the average of the Social Security maximum taxable wage bases for the 35 years ending with the participant’s Social Security normal retirement age. For years of service in excess of 35 years, the normal retirement benefit includes an additional 0.5% of final average pay for each such additional year. Under the WG RP, a normal retirement benefit is payable to Mr. Donegan upon retirement at age 64 and is equal to years of service applicable to that plan (up to 35) multiplied by the sum of (a) 1.1% of final average pay, plus (b) 0.4% of the excess of final average pay over Social Security covered compensation (as defined above).

Under the PCC RP, a participant who is age 55 or older with at least 10 years of service is eligible to elect an early retirement benefit, which is the normal retirement benefit after reduction for early commencement of benefits. Under the WG RP, early retirement is available for participants who are 55 or older with 5 years of service. Under both the PCC RP and the WG RP, for each year that a participant’s early retirement benefits start prior to the unreduced normal retirement age, the participant’s monthly retirement benefit is reduced by 6%. Mr. Larsson retired on December 31, 2008 and elected to commence early retirement benefits under the PCC RP in January 2009. The actuarial present value as of March 29, 2009 of the PCC RP benefits he will actually receive is $32,346 higher than the amount reflected in the Pension Benefits table above.

The basic benefit form for normal and early retirement under the PCC RP and the WG RP is a monthly annuity for life. A participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit form, but a lump sum is not available.

Supplemental Executive Retirement Programs

The Company maintains the SERP and the Frozen SERP to provide for retirement benefits above amounts available under the Company’s Pension Plans. All of the NEOs, as well as certain other executive officers and key employees designated by the Compensation Committee, are eligible to participate in the SERP or the Frozen SERP. Any participant who was age 55 or older with at least 10 years of service as of December 31, 2004 (and therefore had a vested SERP benefit under the plan terms in effect at that time) is a participant in the Frozen SERP, and all others participate in the SERP. Participants have no vested SERP benefit unless they remain employed until they qualify for an early retirement benefit under the SERP. Vested benefits are forfeited if the participant’s employment is terminated for certain misconduct or if the participant engages in competition with the Company during the three years following termination of employment.

To calculate normal retirement benefits under the SERP and the Frozen SERP, a target monthly retirement benefit is determined for each participant based on final average pay and years of service, which is then reduced by (a) the participant’s estimated monthly Social Security benefit assuming commencement at age 65, (b) the participant’s monthly benefit under the PCC RP or the WG RP, as applicable, assuming commencement at age 65 and converted to a 50% joint and survivor annuity if the participant is married, and (c) the amount determined by assuming that the participant had received the maximum matching contribution available to him or her each year under the Company’s 401(k) plans and that such amounts earned interest at an annual rate of 8% to age 65, with the assumed balance at age 65 being converted to an actuarially equivalent monthly benefit in the form of a life annuity if the participant is unmarried or a 50% joint and survivor annuity if the participant is married. Final average pay for purposes of calculating SERP target benefits generally consists of the average of the salary and bonus paid to the participant in the highest three calendar years out of any five calendar years of employment.

The target SERP retirement benefit upon retirement at age 65 is equal to (a) the participant’s years of service (up to 20) multiplied by 3.0% of the participant’s final average pay, plus (b) the participant’s years of service in excess of 20 years multiplied by 0.5% of the participant’s final average pay. This formula results in a target benefit of 60% of final average pay after 20 years of service with further increases of 0.5% of final average pay for each additional year of service thereafter. At the time Mr. Cooke was hired, the Company agreed to modify the SERP for him to provide that his target SERP benefit would accrue at the rate of 6.0% of final average pay for each of his first five years of service with the accrual rate dropping to 1.16% for the next 8 years so that his target SERP benefit upon retirement at age 65 would be exactly what it would have been if the SERP had not been modified. The present value of Mr. Cooke’s accumulated SERP benefit as shown in the Pension Benefits table above is higher by $623,704 than it would have been without this modification.

A participant whose age plus years of service totals at least 70 and who has at least 10 years of service is vested and eligible for early retirement benefits under the SERP and the Frozen SERP. The Company’s agreement with Mr. Cooke provides that he became vested and eligible for an early retirement benefit under the SERP after 5 years of service. For each year that a participant terminates employment prior to age 65, the normal retirement benefit is reduced by 3% under the SERP and 6% under the Frozen SERP. Mr. Donegan and Mr. Cooke are currently eligible for early retirement benefits under the SERP. If they had retired on March 29, 2009, the present value of accumulated benefits for each of them under the SERP as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $6,657,865; and Mr. Cooke, $602,194. Mr. Larsson retired on December 31, 2008 and was eligible for early retirement benefits under the Frozen SERP at that time. The present value as of March 29, 2009 of the Frozen SERP benefits he is actually receiving is $78,447 higher than the amount reflected in the Pension Benefits table above.

The normal or early retirement benefit under the SERP or the Frozen SERP determined as described above is paid as a monthly annuity for life if the participant is not married, and is paid as a 50% joint and survivor annuity if the participant is married, providing a significant benefit enhancement for married participants. Subject to certain timing limitations, married participants may elect to receive an actuarially equivalent 100% joint and survivor annuity, and all participants may elect to receive an actuarially equivalent lump sum benefit. Under the Frozen SERP, a participant or a retired participant may elect to receive an actuarially equivalent lump sum payment of remaining benefits reduced by 10% without any timing limitations on that election.

The SRIB provides Mr. Larsson with an additional supplemental retirement benefit of $3,000 per month as a 100% joint and survivor annuity, which commenced upon his retirement on December 31, 2008, with any payments due in the first six months after retirement being accumulated and paid (with interest at 6 percent) at the end of such period. All unpaid benefits under the SRIB are forfeited if Mr. Larsson engages in competition with the Company during the five years following termination of employment.

Disability Benefits under Pension Plans and SERPs

Under the PCC RP, if the employment of a participant terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive base salary at the rate in effect on the date of disability. If the NEOs had terminated employment on March 29, 2009 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under the PCC RP calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $0; Ms. Hagel, $58,812; Mr. Hackett, $0; Mr. Buck, $18,940; and Mr. Cooke, $0.

Under the SERP and the Frozen SERP, if the employment of a participant who has at least 10 years of service terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive compensation at the rate in effect on the date of disability. If the NEOs with at least 10 years of service had terminated employment on March 29, 2009 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under the SERP calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $621,239; Ms. Hagel, $144,784; Mr. Hackett, $0; and Mr. Buck, $475,770.

Nonqualified Deferred Compensation in Fiscal 2009

Name	Executive Contributions in Fiscal 2009 ($)(1)	Aggregate Earnings in Fiscal 2009 ($)(1)	Aggregate Withdrawals/ Distributions in Fiscal 2009 ($)(1)	Aggregate Balance at March 30, 2009 ($)(2)
Mark Donegan	$—	$—	$—	$—
Shawn R. Hagel	98,550	(330,655)	—	520,607
Steven G. Hackett	—	(350,050)	—	2,141,776
Kenneth D. Buck	15,000	6,858	—	299,597
Roger A. Cooke	356,674	(307,138)	—	2,502,427
William D. Larsson	723,751	139,018	202,872	2,291,991

(1)	Amounts reported in the Executive Contributions column are also included in the Summary Compensation Table in the Salary column (for 2009), the Bonus column (for 2009 and 2008) or the Non-Equity Incentive Plan Compensation column (for 2008). The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is also included in the Summary Compensation Table, and the amount of above-market earnings for each NEO is set forth in footnote 3 to that table.
(2)	Amounts reported in the Aggregate Balance column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Mr. Hackett, $1,166,507; Mr. Buck, $18,308; Mr. Cooke, $1,779,520; and Mr. Larsson, approx. $1,353,186.

All of the NEOs are eligible to participate in the Company’s Executive Deferred Compensation Plan (the “EDC”), which is an unfunded plan for SERP participants and other management or highly compensated employees who are designated for participation by the Chief Executive Officer. The EDC enables participants to defer receipt of compensation. The EDC allows participants to elect in advance of earning salary and bonuses to defer a whole number percentage of the participant’s salary or bonuses or both and have the deferred amount credited to an EDC account to which reference investment performance results are credited (or charged, if there are negative results). The maximum allowed deferral percentage is 100%, applicable to salary or bonuses or both.

Investment reference performance results are determined by performance options selected by the participant, which in fiscal 2009 included a prime rate plus 2% option (which paid an average interest rate of 6.29% in fiscal 2009), a Company phantom stock fund (annual return of negative 38% in fiscal 2009), and nine mutual funds with investment objectives generally consistent with the investment choices available to participants in the Company’s 401(k) plans (with annual returns in fiscal 2009 ranging from a 45.88% loss to a 5.98% gain). Participants may select performance options and change an existing selection on any business day, except for selections made with respect to the Company phantom stock fund. Once each year, a participant who is a current employee or officer may select into (but not out of) the Company phantom stock fund as a performance option with respect to previously deferred compensation.

Benefits are generally paid pursuant to the time of payment election made by the participant prior to earning the compensation. The form of payment is specified in the participant’s deferral election and is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (available only with respect to the Company phantom stock fund performance option). Participants may withdraw the portion of their accounts attributable to deferrals prior to January 1, 2005 and investment returns thereon at any time subject to forfeiture of 10% of the balance. These same pre-2005 balances will generally be distributed to participants in a lump sum if their employment is involuntarily terminated within 24 months of a change in control, while account balances attributable to deferrals after December 31, 2004 and investment returns thereon will generally be distributed to participants in a lump sum upon a change in control whether or not employment terminates, except that in each case distribution of amounts credited to the phantom stock fund prior to 2009 will not be accelerated due to a change in control.

Potential Payments Upon Termination or Change-in-Control

Benefits Potentially Payable Upon a Change in Control

The Company has agreed to provide specified benefits to the NEOs under certain circumstances in connection with a “change in control” of the Company. Most of the benefits are only payable if the NEO’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after the change in control. In the change of control severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20% or more of the Company’s outstanding common stock,

•	the nomination (and subsequent election) in a 2 year period of a majority of the Company’s directors by persons other than the incumbent directors, and

•	shareholder approval of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or consolidation.

In the change of control severance agreements, “cause” includes willful and continued failure to substantially perform duties after notice and willful conduct that is demonstrably and materially injurious to the Company. “Good reason” includes the assignment of duties inconsistent with the NEO’s position before the change in control, a reduction in compensation or benefits, or a relocation of the NEO’s principal place of employment by more than 50 miles.

The following table shows the estimated change in control benefits that would have been payable to the NEOs if a change in control had occurred on March 29, 2009 (except as otherwise noted and excluding Mr. Larsson because he retired from the Company prior to March 29, 2009) and each officer’s employment was terminated on that date either by the Company without “cause” or by the officer with “good reason.”

	Mark Donegan	Shawn R. Hagel	Steven G. Hackett	Kenneth D. Buck	Roger A. Cooke
Cash Severance Benefits(1)	$10,188,100	$2,554,164	$3,299,560	$3,203,700	$3,096,670
Insurance Continuation(2)	47,376	40,248	41,040	52,344	42,336
Acceleration of Stock Options(3)	2,330,700	477,650	492,900	565,500	397,380
Relocation Expenses(4)	100,000	100,000	100,000	100,000	100,000
Acceleration of SERP Vesting(5)	—	85,528	2,639,310	1,093,273	—
Lump Sum Payout of Additional Pension and SERP Benefits(6)	867,496	149,698	529,736	532,450	446,119
Tax Gross-Up(7)	—	—	—	1,837,068	—
Financial and tax return preparation services(8)	16,000	16,000	16,000	16,000	16,000
Total	$13,549,672	$3,423,288	$7,118,546	$7,400,335	$4,098,505

(1)	Cash Severance Benefits. A cash severance benefit is payable by the Company under the change of control severance agreements if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each NEO is equal to (a) three times the annual base salary plus (b) three times the greater of the average of the last three annual bonuses or the target bonus as in effect at the time of the change in control. These amounts are payable in a lump sum following termination and only if the executive officer has executed a release of claims, which also includes obligations on the officer regarding confidentiality of proprietary or trade secret information and non-disparagement.
(2)	Insurance Continuation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for continuation of life, accident and health insurance benefits paid by the Company for up to 36 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 months of life, accident and health insurance benefit payments at the rates paid by the Company for each officer as of March 29, 2009.
(3)	Stock Option Acceleration. The stock option agreements covering options held by the NEOs provide that upon a change in control all outstanding unexercisable options immediately become exercisable in full, whether or not the NEO’s employment is terminated. The option agreements provide that options generally remain exercisable for 6 months following termination of employment, except that this period is extended to 12 months if the optionee is eligible for early retirement under the PCC RP. None of the NEOs are currently eligible for early retirement under the PCC RP. Information regarding outstanding unexercisable options held by each NEO is set forth in the Outstanding Equity Awards table above. Amounts in the table above represent the aggregate value as of March 29, 2009 of each NEO’s outstanding unexercisable options based on the positive spread (if any) between the exercise price of each option and a stock price of $63.12, which was the closing price of the Company’s common stock on the last trading day of fiscal 2009.
(4)	Relocation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for reimbursement of certain relocation expenses if the officer moves his or her residence in order to pursue other business opportunities within one year after the date of termination. Amounts in the table above represent the estimated cost of a typical relocation.
(5)	Acceleration of SERP Vesting. Under the terms of the SERP, on a change in control (as defined in the SERP), all SERP participants will be fully vested and the actuarial present value of their accrued age 65 normal retirement benefits will immediately be paid as a lump sum payment. Ms. Hagel, Mr. Hackett and Mr. Buck were not vested in the SERP as of March 29, 2009, and the amounts in the table above represent the lump sum payments they would have received under the terms of the SERP if a change in control had occurred on that date.

(6)	Lump Sum Payout of Additional Pension and SERP Benefits. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for a lump sum payment equal to the actuarial present value of the additional age 65 normal retirement benefit the NEO would have received if the NEO had been credited with three additional years of service and compensation under the pension plan and SERP in which he or she participates. The amounts in the table represent the lump sum payments the NEOs would have received under this provision if a change in control and employment termination had occurred on March 29, 2009.
(7)	Tax Gross-up Payment. If any payments or benefits to an NEO in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the Company is required under the change of control severance agreements to make a tax gross-up payment to the officer sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments. Amounts in the table above are estimates.
(8)	Financial and tax return preparation services. The Company’s arrangements regarding Company-paid financial and tax return preparation services specify that after a change in control the Company will pay for financial and tax return preparation services for each NEO pertaining to the calendar year in which the change in control occurred. The amounts in the table above represent the approximate rate that the Company would have paid for such services in March 2009.

Other Benefits Triggered on Certain Employment Terminations

The stock option agreements covering options held by the NEOs provide that if an NEO’s employment terminates on or after the NEO reaches age 65, all outstanding unexercisable options will become exercisable in full and, instead of terminating in 6 or 12 months, all outstanding options will remain exercisable for their full ten-year terms. Mr. Cooke is the only NEO employed by the Company on March 29, 2009 who will turn 65 before all of his currently outstanding options expire. To provide some estimate of the value of the above benefits for Mr. Cooke, if it is assumed that Mr. Cooke does not exercise any of his currently outstanding options with terms extending beyond his 65th birthday, and it is further assumed that the Company’s stock price on his 65th birthday is the same as it was on the last trading day of fiscal 2009, then the increased Black-Scholes value (using the Black-Scholes option pricing model with the same assumptions as those used for valuing the Company’s options under FAS 123R, including the same 4.2 year maximum expected term) of Mr. Cooke’s outstanding options whose post-termination exercise period would be extended to full term as compared to the value of those options based on a 12-month post-termination exercise period, would be $1,155,575.

Agreement with William D. Larsson

On May 22, 2008, the Company entered into an agreement with William D. Larsson relating to Mr. Larsson’s expected retirement from the Company on December 31, 2008. This agreement was amended on November 13, 2008. The Company agreed to: (i) pay Mr. Larsson an additional supplemental retirement benefit of $3,000 per month as a 100% joint and survivor annuity, which commenced upon his retirement on December 31, 2008, with any payments due in the first six months after retirement being accumulated and paid (with interest at 6 percent) at the end of such period; (ii) grant Mr. Larsson stock options in November 2008 which provide that on December 31, 2008 all outstanding unexercisable options became exercisable in full and all outstanding options on that date will remain exercisable for their full ten-year terms (similar provisions were also included in Mr. Larsson’s November 2007 option award), and modify the award agreements for Mr. Larsson’s 2004, 2005 and 2006 stock option grants to contain similar provisions; and (iii) pay Mr. Larsson, on or before December 31, 2008, a prorated bonus for three-quarters of fiscal 2009 in the amount of $367,875, which equals three-fourths of Mr. Larsson’s target bonus of 90% of base salary. The actuarial present value as of March 29, 2009 of the supplemental retirement benefit for Mr. Larsson is set forth in the Pension Benefits table above and is included in the Summary Compensation Table above. The prorated bonus described above is also included in the Summary Compensation Table. The aggregate value of Mr. Larsson’s outstanding options for which vesting was accelerated on his retirement was $231,000, based on the positive spread (if any) between the exercise price of each option and a stock price of $59.48, which was the closing price of the Company’s common stock on December 31, 2008, his retirement date. The options that accelerated on his retirement are described in footnote 5 to the Outstanding Equity Awards table above. The incremental fair value of Mr. Larsson’s stock options associated with extending the post-termination exercise period to the remainder of their full ten-year terms as calculated by the Company under FAS 123R is included in the Summary Compensation Table above.

Under the agreement, Mr. Larsson has agreed not to compete (including by serving on a board of directors) with any of the Company’s current businesses for five years following the end of his employment with the Company.

Return to Shareholders Performance Graph

The following line graph provides a comparison of the annual percentage change in the Company’s cumulative total shareholder return on its common stock to the cumulative total return of the S&P 500 Index and the S&P 500 Aerospace Index. The comparison assumes that $100 was invested on March 31, 2004 in the Company’s common stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

Company / Index	Mar 04	Mar 05	Mar 06	Mar 07	Mar 08	Mar 09
Precision Castparts Corp.	100	177.02	277.30	486.54	474.37	295.93
S&P 500 Index	100	107.74	121.16	135.49	127.89	81.41
S&P 500 Aerospace & Defense Index	100	127.92	157.52	182.81	191.45	116.02

Equity Compensation Plan Information

The following table provides information regarding the number of shares of common stock of the Company that were subject to outstanding stock options or other compensation plan grants and awards at March 29, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	6,578,413	$62.51	9,220,794	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	6,578,413	$62.51	9,220,794

(1)	5,654 shares of common stock remain available for issuance under the Company’s 1994 Stock Incentive Plan (the “1994 Plan”). 6,631,804 shares of common stock remain available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). At this time, no awards other than options have been issued under the 1994 Plan, and no awards other than options have been issued to executive officers under the 2001 Plan. The 2001 Plan is also used for the annual deferred stock unit awards to non-employee directors. 2,583,336 shares of common stock remain available for issuance under the Company’s 2008 Employee Stock Purchase Plan.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” Proposal 2

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending March 28, 2010. Although not required, the Board of Directors is requesting ratification by the shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company incurred the following fees for services performed by Deloitte & Touche for fiscal 2009 and 2008:

2009
Audit Fees	$4,862,684
Audit Related Fees	361,900
Tax Fees	—
All Other Fees	—

2008
Audit Fees	$5,028,000
Audit Related Fees	—
Tax Fees	42,000
All Other Fees	—

Audit Fees include annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Quarterly Reports on Form 10-Q. Audit Related Fees include audits of the Company’s employee benefit plans, acquisition due diligence, review of registration statements and issuance of comfort letters and other audit reports required by regulation or contract. Tax Fees include review and assistance with tax returns for various legal entities of the Company, global expatriate services and tax advice and planning for income and other taxes.

The Audit Committee appoints and approves the fee to be paid to the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving engagements of significant non-audit work performed by the independent registered public accounting firm, and it approved all audit related and tax fees. Representatives of Deloitte & Touche LLP are expected to be present at the 2009 Annual Meeting of Shareholders, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information about those persons known to the Company to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2008. The information listed below is based entirely on information filed by the beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	% of Class
Capital Research Global Investors	12,546,620	9.0%
333 South Hope Street, Los Angeles, California 90071

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy with respect to related party transactions. The policy requires that the Audit Committee approve all transactions or series of similar transactions between the Company and a related party, which includes all executive officers and directors and their immediate family members, that exceed $120,000 and in which the related party has a direct or indirect material interest. The policy also applies to transactions between the Company and an entity (i) owned or controlled by a director, executive officer or their immediate family members or (ii) for which a director, executive officer or their immediate family member serves as a senior officer or director. The policy provides that the Audit Committee will take into account whether the interested transaction is on terms no less favorable to the Company than the terms generally made available by the Company to an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, as well as persons who own more than 10 percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the Securities and Exchange Commission. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal 2009, except that in May 2008 Mr. Koncilja filed late one Form 4 covering an exercise of a stock option for 262 shares.

ANNUAL REPORT AND FORM 10-K; INTERNET AVAILABILITY OF PROXY MATERIALS

We have included with this proxy statement a copy of the Company’s 2009 Annual Report that includes the Company’s Annual Report on Form 10-K. Upon written request, the Company will furnish without charge additional copies of the Company’s Annual Report. Such requests should be directed to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262.

Important Notice Regarding the Availability of Proxy Materials for the Precision Castparts Corp. 2009 Annual Meeting of Shareholders to Be Held on August 11, 2009: the Proxy Statement and the Annual Report on Form 10-K are available at http://www.precast.com.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone. The Company has also hired The Proxy Advisory Group, LLC to assist with Annual Meeting procedures and to solicit proxies for a fee of $7,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, the Company will reimburse those expenses.

HOUSEHOLDING

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report, as applicable. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report delivered to him or her at the shared address for this and future years may elect to do so by calling (503) 946-4822 or by writing to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262. A copy of the materials will be sent promptly to the shareholder following receipt of such notice.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the Annual Meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

SHAREHOLDER PROPOSALS

Shareholders wishing to present proposals for action at an Annual Meeting must do so in accordance with the Company’s bylaws. To be timely, a shareholder’s notice must be in writing and delivered to or mailed and received at the principal executive office of the Company not less than 50 days nor more than 75 days prior to that year’s Annual Meeting; provided, however, that in the event less than 65 days’ notice or prior public disclosure of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the 15th day following the date on which such notice of the Annual Meeting was mailed or such public disclosure was made, whichever first occurs. For purposes of the Company’s 2010 Annual Meeting, such notice, to be timely, must be received by the Company between May 27, 2010 and June 21, 2010. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s Annual Meeting proxy materials be received at the Company’s principal office by March 3, 2010. The Company’s mailing address is 4650 SW Macadam, Suite 400, Portland, Oregon 97239.

Whether you plan to attend the Annual Meeting or not, please submit a proxy through the internet or sign and return the enclosed proxy form in the enclosed, stamped envelope if this proxy was received by mail.

/s/ ROGER A. COOKE
Roger A. Cooke
Secretary

Portland, Oregon

July 1, 2009

EXHIBIT A

Survey Companies

ALLTEL Corporation	Masco Corporation
ArvinMeritor, Inc.	McGraw-Hill Companies
Avis Budget Group	MeadWestvaco Corporation
Avon Products, Inc.	Molson Coors Brewing Company
Ball Corporation	NCR Corporation
Baxter International Inc.	Newell Rubbermaid Inc.
Big Lots, Inc.	NiSource Inc.
BJ Services Company	OfficeMax Incorporated
BorgWarner Inc.	PETsMART
Brightpoint, Inc.	Pitney Bowes, Inc.
Cameron International Corporation	PPG Industries, Inc.
Campbell Soup Company	PPL Corporation
CenterPoint Energy	Praxair, Inc.
Chicago Bridge and Iron Company	Progress Energy, Inc.
Chiquita Brands International, Inc.	Qualcomm Inc.
The Clorox Company	Reynolds American Inc.
CMS Energy Corporation	Rockwell Automation
ConAgra Foods, Inc.	Rockwell Collins
Cooper Industries, Inc.	Rohm and Haas Company
Covidien	Ross Stores, Inc.
Darden Restaurants, Inc.	Ryder System, Inc.
Dover Corporation	S.C. Johnson & Son, Inc.
DTE Energy Company	SCANA Corporation
Eastman Chemical Company	Science Applications International Corporation
Eastman Kodak Company	Sempra Energy
Ecolab Inc.	The Shaw Group
El Paso Corporation	The Sherwin-Williams Company
Energy Future Holdings Corporation	Smurfit-Stone Container Corporation
Entergy Corporation	Sonoco Products Company
Federal-Mogul Corporation	The Stanley Works
FMC Technologies	Starwood Hotels & Resorts Worldwide, Inc.
Fortune Brands, Inc.	Tenet Healthcare Corporation
Foster Wheeler Corporation	Terex Corporation
Genuine Parts Company	United Stationers Inc.
Gerdau Ameristeel Corporation	USG Corporation
Goodrich Corporation	VF Corporation
H. J. Heinz Company	Visteon Corporation
Hallmark Cards, Inc.	W.W. Grainger, Inc.
Hanesbrands, Inc.	Western Digital Corporation
Harley-Davidson Motor Company Inc.	The Western Union Company
The Hershey Company	The Williams Companies, Inc.
Kellogg Company	Wm. Wrigley Jr. Company
Land O Lakes	Wyndham Worldwide Corporation
Leggett & Platt Inc.	Yum! Brands, Inc.
Levi Strauss & Co.

A-1

4650 S.W. MACADAM SUITE 400 PORTLAND, OR 97239

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M15590-P83022 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRECISION CASTPARTS CORP. For Withhold For All All All Except The Board of Directors recommends a vote “FOR” Proposals 1 and 2. 0 0 0 Vote on Directors

1. ELECTION OF THE THREE DIRECTORS NAMED BELOW

Nominees:

01) Mark Donegan 02) Vernon E. Oechsle 03) Rick Schmidt

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal For Against Abstain

2. Ratification of Appointment of Independent Registered Public Accounting Firm 0 0 0

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the people named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on 0 the back where indicated.

Please indicate if you plan to attend this meeting. 0 0

Yes No

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M15591-P83022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS

August 11, 2009

The shareholder(s), revoking all prior proxies, hereby appoint(s) Mark Donegan, Shawn R. Hagel and Roger A. Cooke, and each of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Precision Castparts Corp. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on August 11, 2009 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR EACH PROPOSAL AND IN THE PROXIES’ DISCRETION AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: _____________________________________________________________________________

________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side